EXHIBIT 99.3

2010
Second Quarter
Earnings Supplement

The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company’s (the “Company” or “AXP”) Second Quarter 2010 Earnings Release.

This presentation contains certain forward-looking statements that are subject to risks and uncertainties and speak only as of the date on which they are made.  Important factors that could cause actual results to differ materially from these forward-looking statements, including the Company’s financial and other goals, are set forth on pages 26-27 of this Supplement, in the Company’s 2009 Annual Report to Shareholders, in its 2009 Annual Report on Form 10-K and in other reports on file with the Securities and Exchange Commission.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

FINANCIAL RESULTS

•
Second quarter diluted EPS from continuing operations attributable to common shareholders of $0.84 increased significantly compared to $0.09 earned last year.  Total revenues net of interest expense increased 13%.  The revenue increase was driven by the impact of the consolidation of off-balance sheet cardmember loans and related debt as discussed below. Return on average common equity (“ROCE”) was 33.2% and return on average tangible common equity (“ROTCE”), which excludes goodwill and intangibles, was 30.0%.*

-	Q2’09 Income from continuing operations included:
--	A $211MM ($135MM after-tax) gain on the sale of 50% of the Company’s equity holdings of Industrial and Commercial Bank of China (“ICBC”); and
--	$182MM ($118MM after-tax) of net reengineering costs, primarily reflecting a restructuring charge related to the Company’s ongoing reengineering initiatives, as discussed further on page 5.

-
Additionally, as per generally accepted accounting principles (GAAP), the Q2‘09 EPS from continuing operations attributable to common shareholders was negatively impacted by $0.18 per share as a result of the accelerated accretion of the dividends on the preferred shares repurchased from the U.S. Department of the Treasury (“The Treasury”) under the terms of the Capital Purchase Program (“CPP”), as discussed further on page 3.

--	Excluding the impact of the accelerated accretion, adjusted diluted EPS from continuing operations attributable to common shareholders would have been $0.27.

-
The discontinued operations line in the Consolidated Financial Statements contains the results of operations, assets and liabilities related to various business sales. During Q2’09, this primarily included the results from American Express International Deposit Company (“AEIDC”), which was sold to Standard Chartered PLC (“Standard Chartered”) during Q3’09.

--	Q2’09 results included $5MM of losses from discontinued operations versus nil in Q2’10.

-	Including discontinued operations, diluted EPS on net income attributable to common shareholders of $0.84 compared with $0.09 earned last year.

ADOPTION OF GAAP GOVERNING TRANSFERS OF FINANCIAL ASSETS & RELATED IMPACT

•
On January 1, 2010, the Company consolidated its off balance sheet cardmember loans and related debt onto its balance sheet in compliance with GAAP governing transfers of financial assets and consolidation of variable interest entities (referred to herein as “new GAAP effective January 1, 2010”, and formerly known as “SFAS 166/167”).  The adoption of these standards eliminates the securitization income, net line from the Company’s Consolidated Statements of Income starting in Q1’10, as income and expense related to securitized loans and related debt are now reported on the natural income statement lines.  The Company did not restate prior period results.

In addition, the Company has historically provided an “owned” basis and “managed” basis presentation of certain key loan metrics where “owned” basis metrics were prepared in accordance with GAAP and “managed” basis metrics included both non-securitized and securitized loan portfolios.  Please see the “Cardmember Loan Portfolio Presentations” discussion on page 17 for a further description of currently reported metrics.

BUSINESS METRICS

•	Compared with the second quarter of 2009:

-
Worldwide billed business of $175.3B increased 16% reflecting card spending improvement across all segments and the relatively weak spending volumes in Q2’09 amidst the global economic slowdown.  Adjusted for the impact of changes in foreign exchange rates, worldwide billings grew 15%.

-	Worldwide total cards-in-force of 88.9MM increased 400K cards from last year, and increased 900K from last quarter.

-
Worldwide average spending per proprietary basic cards-in-force of $3,288 increased 21% during the quarter reflecting improvement in cardmember spending levels.  In addition, average basic cards in force in Q2’09 included certain accounts that were inactive and cancelled which contributed to the growth rate in average spending.  Adjusted for the impact of changes in foreign exchange rates, worldwide average spending per proprietary basic card grew 20%.

*
Please refer to Appendix I of the Second Quarter 2010 Earnings Release for the components of return on average equity (“ROE”), ROCE and ROTCE on a consolidated basis and Appendix II for return on average segment capital (“ROSC”) and return on average tangible segment capital (“ROTSC”) on a segment basis.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

-
Worldwide cardmember loan balances of $57.3B increased 76% on a GAAP basis.  On a comparable managed basis, including securitized loans in both periods, cardmember loan balances of $57.3B declined 9%, reflecting higher cardmember payment rates and lower revolving levels, partially offset by the higher cardmember spending volumes.

FINANCIAL HIGHLIGHTS

•
Discount Revenue:  Increased 13% reflecting higher billed business volumes and a slight increase in the discount rate, partially offset by an increase in contra revenues related to a co-brand partnership investment, as well as relatively faster growth in billed business related to Global Network Services (“GNS”).

•
Securitization Income, Net:  In accordance with the new GAAP effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.  Securitization income, net was a $2MM loss in Q2’09.

•
Net Interest Income:  Increased 60%, primarily reflecting higher loan balances and related debt due to the new GAAP effective January 1, 2010 as interest income and interest expense from loans and debt previously held off balance sheet are now reported in the net interest income line, where in previous periods they are components of securitization income, net.  Interest income and expense from the higher loan and debt balances were partially offset by lower average non-securitized cardmember loans, as well as a lower net yield, reflecting higher payment rates and lower revolving levels, and the implementation of elements of the recently passed H.R. 627: Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “CARD Act”), which were partially offset by the benefit of certain repricing initiatives effective during 2009 and Q1’10.

•
Total Provisions for Losses: Decreased 59%, primarily driven by lower reserve requirements due to improving credit performance within both the charge card and cardmember loan portfolios, partially offset by write-offs related to securitized loans, which are reported in securitization income, net in periods prior to 2010 and are now reported in provisions for card- member loan losses.

•
Marketing and Promotion Expenses:  Increased 128% versus last year as lower credit provision expenses and better business trends enabled higher investment levels.  Marketing and promotion expense increased 35% or $207MM versus Q1’10, reflecting normal seasonal trends, as well as investments related to the previously discussed credit and billings improvement.

•	Cardmember Rewards Expense: Increased 16%, primarily due to greater rewards-related spending volumes and higher co-brand expense.

•
Salaries and Employee Benefits Expense: Decreased 4%, primarily reflecting $154MM of net severance costs associated with the Company’s reengineering efforts in Q2’09.  Excluding those charges, salaries and benefits increased 8% reflecting merit increases and higher incentive compensation expense, partially offset by lower employee levels and related expenses due to the benefits of the Company’s reengineering initiatives.

-	Compared with last year, the total employee count from continuing operations of 59,000 decreased by 1,700 employees, or 3%. Compared with last quarter, the employee count increased by 500 employees.

•
Segment Allocation Changes:  Beginning Q1’10, the Company changed the manner in which it allocates capital and related interest expense to its reportable operating segments.  The changes reflect modifications in allocation methodology that the Company believes more accurately reflect the funding and capital characteristics of its segments.  The change to interest allocation also impacted the consolidated and segment reported net interest yield on cardmember loans.  The segment results and net interest yield on cardmember loans for quarters prior to Q1’10 have been restated for this change.

•
Charge Card Write-off Period Changes:  In Q1’10, the Company modified its reporting in the International Card Services (“ICS”) and Global Commercial Services (“GCS”) segments to write-off past due cardmember receivables when 180 days past due or earlier, versus its prior methodology of writing them off when 360 days past billing or earlier.  This change is consistent with bank regulatory guidance and the write-off methodology adopted for the cardmember receivables portfolio in the U.S. Card Services (“USCS”) segment in Q4’08.  This change resulted in approximately $60MM and $48MM of net write-offs for ICS and GCS, respectively, being included in Q1’10, which increased the net loss ratios and decreased the 90 days past billing metrics for these segments, but did not have a substantial impact on provisions for losses.  Additionally, beginning in Q1’10, the Company revised the net loss ratio in the ICS and GCS segments to exclude net write-offs related to unauthorized transactions, consistent with the methodology employed in calculating the net write-off rate for USCS.  Lastly, in Q1’10, the Company also enhanced the methodology for assessing the adequacy of its reserves.  These modifications do not result in a change in management’s view of the Company’s underlying credit quality or risk profile for its charge card portfolio.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

CAPITAL

•
Capital Purchase Program:  On June 9, 2009, the Company announced that it had received notification from the Treasury that it had met all of the requirements to repurchase the CPP preferred shares.  This included the pre-condition that the Company raise capital in the public markets, which it successfully did with its issuance of $3.0B of non-guaranteed senior debt on May 18, 2009 and the completion of a $500MM common equity offering on June 5, 2009.   As such, the Company completed the repurchase of the CPP shares on June 17, 2009.  Upon repurchase, the accretion of the preferred shares to face value was accelerated, amounting to a one-time negative EPS impact during Q2’09 of $212MM, or $0.18 per basic and diluted common share.

On July 29, 2009, the Company repurchased the warrants issued under the CPP Program for $340MM, which provided the Treasury with an annualized return on the Company’s CPP participation of 26%.  The warrant repurchase resulted in a reduction of cash and corresponding adjustment to Retained Earnings and Additional Paid-In Capital on the Company’s Consolidated Balance Sheet.  There was no impact to the Company’s net income or EPS.

•	Capital Distribution to Shareholders: During Q2’10, approximately 18% of capital generated was distributed to shareholders through our quarterly common share dividend.

No shares have been repurchased over the last nine quarters, as share repurchases were suspended during Q1‘08 in light of the challenging global economic environment and limitations while participating in the CPP.  Since the inception of repurchase programs in December 1994, 670MM shares have been acquired under cumulative Board authorizations to repurchase up to 770MM shares.  On a cumulative basis, since 1994 the Company has distributed 65% of capital generated through share repurchases and dividends.

-	Shares Outstanding:
	Millions of Shares
	Q2’10	Q1’10	Q2’09
Shares outstanding – beginning of period	1,198	1,192	1,168
Issuance of common shares	-	-	22
Repurchase of common shares	-	-	-
Employee benefit plans, compensation and other	4	6	(1)
Shares outstanding – end of period	1,202	1,198	1,189

•	Capital Ratios: As of June 30, 2010, the Company’s key consolidated capital ratios* were as follows:

($ in billions)	June 30, 2010
Risk-Based Capital
Tier 1	10.7%
Total	12.9%

Tier 1 Leverage	8.3%
Tier 1 Common Equity/Risk Weighted Assets (RWA)	10.7%
Tangible Common Equity (TCE)/RWA	10.4%

Tier 1 Capital	$11.5
Tier 1 Common Equity	$11.5
Tier 2 Capital	$2.3
Total Average Assets**	$138.4
RWA	$107.6
TCE***	$11.2

*	These ratios represent a preliminary estimate as of the date of this Earnings Supplement and may be revised in the Company’s Second Quarter 2010 Form 10-Q
**	For the purpose of calculating the Tier 1 Leverage Ratio.
***	Based upon shareholders’ equity of $14.5B less goodwill and intangibles of $3.3B.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

FUNDING AND LIQUIDITY

•	Funding Activities: During Q2’10, the Company primarily funded its business through deposit-taking and securitization activities.

-	Deposits: The Company held the following deposits as of Q2’10.

($ in billions)	Q2’10	Q1’10	Change
U.S. Retail Deposits*	$27.7	$27.4	$0.3
Other Deposits	0.7	0.7	-
Total	$28.4	$28.1	$0.3

The weighted average original and remaining maturity on outstanding U.S. retail Certificate of Deposits (“CDs”) was 32 and 21 months, respectively. The average rate at issuance was 2.4%.

During the second quarter of 2010 the Company adjusted its deposit strategy to focus on direct deposits gathered through Personal Savings® from American Express, in particular the High Yield Savings Account and longer tenored CDs, rather than CDs distributed through third party distribution channels.

-
Asset Backed Securitization:  On May 5, 2010, the Company issued approximately $0.9B in 3-year Class A and B bonds.  The Class A securities priced at 1 month LIBOR plus 25bps and the Class B priced at 1 month LIBOR plus 60bps.  In addition, the Company issued and retained $118MM of subordinated securities related to this transaction.

•	Funding Sources: The Company’s primary funding sources consist of retail deposits, unsecured debt and asset-backed securities.

The Company offers deposits within its American Express Centurion Bank and American Express Bank, FSB (“FSB”) subsidiaries (together, the “Banks”).  These funds are insured up to $250,000 through the Federal Deposit Insurance Corporation (“FDIC”).  During Q2’09, the Company, through FSB, launched a direct deposit-taking program, Personal Savings® from American Express, to supplement its distribution of deposit products through third-party distribution channels.  This program makes FDIC-insured CDs and high-yield savings account products available directly to consumers.

The Company currently has an objective to hold excess cash and readily marketable securities to satisfy all maturing long-term funding obligations for a 12-month period, in addition to having access to significant additional contingent liquidity sources in the event that access to its primary funding sources should become unavailable.  As of June 30, 2010, the Company held $25B** of excess cash and readily marketable securities versus $20B of long-term debt and CDs maturing over the next twelve months.

-	Additional Funding Sources: The Company can also draw upon the following additional funding sources:

--	Commercial Paper: At June 30, 2010, the Company had $1.4B of commercial paper outstanding.

--
Discount Window:  The Banks are insured depository institutions that have the capability of borrowing from the Federal Reserve Bank of San Francisco (i.e., access to the Federal Reserve Bank discount window), subject to the amount of qualifying collateral that they pledge. The Federal Reserve has indicated that both credit and charge card receivables are a form of qualifying collateral for secured borrowings made through the discount window.

--
Bank Lines:  At June 30, 2010, the Company maintained committed bank lines of credit totaling $11.9B, of which $3.5B was drawn as part of the Company’s normal non-U.S. funding activities. The committed facilities have $2.0B of expirations in 2010 and $3.3B in 2011, with the remainder expiring in 2012.

*	Includes all deposits outstanding through the Company’s retail CD and sweep programs distributed through third party distribution channels, in addition to its Personal Savings® direct deposit program.
**	Excess cash includes $1.2B classified as other assets on the balance sheet, which is held against certain forthcoming asset-backed securitization maturities.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

•
Maturity Obligations:  The maturities of the Company’s long-term unsecured debt, debt issued in connection with asset-backed securitizations and long-term CDs for the following four quarters are as follows:

($ in billions)	Funding Maturities
Quarter Ending:	Unsecured Debt	Asset-Backed Securitizations	Certificates of Deposit	Total
September 30, 2010	$1.0	$2.3	$0.2	$3.5
December 31, 2010	3.4	1.5	1.6	6.5
March 31, 2011	-	3.2	2.0	5.2
June 30, 2011	1.3	1.5	1.6	4.4
	$5.7	$8.5	$5.4	$19.6

OTHER ITEMS OF NOTE

•
Revolution Money:  On January 15, 2010, the Company acquired Revolution Money (“Revolution”), a Revolution LLC company, for a cash purchase price of approximately $305MM.  Revolution provides a secure person-to-person payments service through an internet based platform.   Its online person-to-person payment accounts are FDIC-insured and suited for social and instant messaging networks. Additionally, Revolution offers the RevolutionCard, a general-use PIN-based card with enhanced security; no name or account number appears on the card and transactions are processed using PIN numbers.  The Company believes that Revolution’s assets and expertise both complement its existing payments and processing capabilities, but also provides it with innovative technology and expertise which can help extend its leadership beyond the traditional payments arena.

•
Reengineering Initiatives:  In Q4’08 and Q2’09, the Company undertook major reengineering initiatives which together were expected to produce cost benefits of approximately $2.6B in 2009 versus the previously anticipated spending levels. These initiatives included: reducing staffing levels and compensation expenses (expected benefit of $875MM in 2009), reducing certain operating costs (expected benefit of $250MM in 2009) and scaling back investment spending (expected benefit of $1.5B in 2009).  The Company recorded restructuring charges of $404MM ($262MM after-tax) in Q4’08 and $182MM ($118MM after-tax) in Q2’09, respectively, primarily associated with severance and other costs related to the elimination of a total of approximately 11,000 positions, which accounted for approximately 17% of its global workforce as of September 30, 2008.

As the Company has previously indicated, beginning in Q3‘09, benefits related to better than initially forecasted credit and business trends for 2009, which have continued into 2010, were utilized to increase spending on marketing and other business-building initiatives during the second half of the year.  This has reduced the expected carryover into 2010 of the reengineering benefits previously discussed in 2009 related to investment spending and position eliminations, although the employee count decline of 7,500, or 11%, since September 30, 2008, primarily due to these initiatives, will continue to provide benefits.

In Q2’10, income from continuing operations reflects $4MM ($3MM after-tax) of net reengineering benefit.

•
Visa and MasterCard Litigation Settlements:  In November of 2004, the Company filed suit against Visa Inc., Visa USA and Visa International (collectively “Visa”), MasterCard Inc. (“MasterCard”) and certain of their member banks to seek monetary damages for the lost business opportunity that resulted from the illegal conspiracy to boycott American Express from partnering with U.S. credit card issuing banks.  The Company reached agreements with Visa on November 7, 2007 and with MasterCard on June 25, 2008.  All defendants were removed and the case was dismissed.

Under the terms of the settlement agreements, the Company will receive aggregate maximum payments of up to $2.25B from Visa and $1.8B from MasterCard.  The settlement with Visa is comprised of an initial payment of $1.13B ($700MM after-tax) that was recorded in Q4’07 and received in March 2008, and quarterly payments of up to $70MM ($43MM after-tax) for four years from Q1’08 through Q4’11. The settlement with MasterCard is comprised of quarterly payments of up to $150MM ($93MM after-tax) for three years from Q3’08 through Q2‘11.  The Company recognized $70MM from Visa for each of the past ten quarters and $150MM from MasterCard for each of the past eight quarters pursuant to these agreements.

The installment payments from both parties are subject to the Company achieving certain quarterly performance criteria in the Global Network Services (“GNS”) business within the U.S., which the Company believes it is positioned to meet.  Payments earned through June 2010 have been recorded as a reduction to the “other, net” expense line within the Corporate & Other segment.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

EXPANDED PRODUCTS AND SERVICES

•	During the quarter, American Express continued to invest in growth opportunities through expanded products and services.

In our proprietary issuing and network businesses the Company:

-
Launched ZYNC from American Express, a new charge card designed for Cardmembers in their 20s and 30s. Offered in beta since December 2009, the ZYNCSM Card combines the financial control of a pay-in-full card with the flexibility to select bundles of rewards and benefits called “Packs”, tailored to specific lifestyle interests and spending habits.

-
Launched PASS from American ExpressSM, a prepaid reloadable card, which is sold and marketed exclusively to parents as a payment tool for teens/young adults that is a safer alternative than cash, credit or debit cards.

-
With our partner, Delta Air Lines, announced that U.S. Consumer and Small Business Gold, Platinum and Reserve Delta SkyMiles Credit cardmembers would receive a free checked bag on every Delta flight, a significant benefit and providing tangible savings to cardmembers when they fly.

-
Launched several new co-branded products in the International Consumer Business, including: a) Mexicana Go, a gold and platinum co-branded card with Mexicana Airline, which offer attractive benefits through Grupo Mexicana’s loyalty program; b) a new Platinum card in partnership with Air New Zealand, New Zealand's national air carrier; and c) in the U.K., the new Starwood Preferred Guest credit card from American Express, offering cardmembers and Starwood Preferred Guests (SPG) program loyalists the opportunity to earn Starpoints on virtually all of their card spending.

-
Introduced InsuranceEdge with American Express OPEN® and BOLT Insurance Agency, an integrated solution designed to help small business owners research, review, compare and purchase commercial insurance appropriate for their business needs.

-
Formed a strategic partnership with the Bank of China to launch the American Express Chinese Yuan Travelers Cheques, the world’s first Yuan prepaid travel product and available for international travelers visiting China from Canada, India, Japan, Korea, Malaysia, Singapore, the UK and the U.S.

-
Launched several programs to support business customers.  This included: (a) extending our partnership with Concur to launch Concur® Breeze, an online expense reporting service which leverages the direct data feed from American Express commercial card products to help middle market companies better manage cash flow, save time and improve efficiency; (b) launched mobileXtend, a mobile travel solution that provides travelers support while traveling.

-
Was identified by Ocean Tomo, LLC, a provider of diversified intellectual property-related services, as the financial sectors leader for the Ocean Tomo 300® Patent Index.  The OT300 is the industry’s first index based on the value of intellectual property, and represents a diversified portfolio of 300 companies that own the most valuable patents relative to their book value.  American Express achieved the greatest Innovation Ratio among all financial constituents in this index.

In the GNS business the Company:

-	Announced the launch of our third card-issuing partnership in China with China Merchants Bank, which is the first GNS partner in China to issue American Express Cards with the Centurion image.

-	Launched the new American Express® Global Bonus Plus Card and American Express® Global Bonus Elite Card with Banco Popular, our third Network Card License issuer in Spain.

-	Announced a new Acquiring Only partnership with BPS-Bank in Belarus, whereby, starting in the beginning of 2011, BPS-Bank will acquire merchants for the American Express merchant network in Belarus.

-
Supported existing GNS partners in launching a wide range of new products and services. These include: The Aeroflot Premium American Express® Card with Russian Standard Bank (Russia); Blue from American Express® with Kazkommertsbank (Kazakhstan); Brussels Airlines Premium American Express® Card with Alpha Card (Belgium); MUFG Platinum American Express® Card with Mitsubishi UFJ Nicos (Japan); ANZ Rewards American Express® Card with ANZ (Australia); and Travelocity Rewards American Express® Card with Barclaycard US (U.S.).

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

Statements of Income
(GAAP basis)

(Preliminary)	Quarters Ended		Percentage
(Millions, except per share amounts)	June 30,		Inc/(Dec)
	2010	2009
Revenues
Non-interest revenues
Discount revenue	$3,734	$3,305	13%
Net card fees	520	532	(2)
Travel commissions and fees	434	407	7
Other commissions and fees	497	439	13
Securitization income, net*	NA	(2)	-
Other	485	670	(28)
Total non-interest revenues	5,670	5,351	6
Interest income
Interest and fees on loans	1,657	1,081	53
Interest and dividends on investment securities	125	196	(36)
Deposits with banks and other	16	11	45
Total interest income	1,798	1,288	40
Interest expense
Deposits	137	105	30
Short-term borrowings	1	7	(86)
Long-term debt and other	472	435	9
Total interest expense	610	547	12
Net interest income	1,188	741	60
Total revenues net of interest expense	6,858	6,092	13
Provisions for losses
Charge card	96	237	(59)
Cardmember loans	540	1,303	(59)
Other	16	44	(64)
Total provisions for losses	652	1,584	(59)
Total revenues net of interest expense after provisions for losses	6,206	4,508	38

Expenses
Marketing and promotion	802	352	#
Cardmember rewards	1,198	1,029	16
Cardmember services	122	131	(7)
Salaries and employee benefits	1,315	1,370	(4)
Professional services	636	599	6
Occupancy and equipment	379	392	(3)
Communications	97	106	(8)
Other, net	62	111	(44)
Total	4,611	4,090	13

Pretax income from continuing operations	1,595	418	#
Income tax provision	578	76	#
Income from continuing operations	1,017	342	#
Loss from discontinued operations, net of tax	-	(5)	#
Net income	$1,017	$337	#

Income from continuing operations attributable to common shareholders**	$1,004	$107	#
Net income attributable to common shareholders**	$1,004	$102	#

Earnings Per Common Share-Basic
Income from continuing operations attributable to common shareholders	$0.84	$0.09	#
Loss from discontinued operations	-	-	#
Net Income attributable to common shareholders	$0.84	$0.09	#

Earnings Per Common Share-Diluted
Income from continuing operations attributable to common shareholders	$0.84	$0.09	#
Loss from discontinued operations	-	-	#
Net Income attributable to common shareholders	$0.84	$0.09	#

Average Shares Outstanding
Basic	1,190	1,162	2
Diluted	1,197	1,165	3

#	Denotes a variance of more than 100%.
*	In accordance with the new GAAP effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.
**
Represents income from continuing operations or net income, as applicable, less (i) accelerated preferred dividend accretion of $212MM for Q2’09 due to the repurchase of $3.39B of the preferred shares issued as part of the CPP, (ii) preferred share dividends and related accretion of $22MM for Q2’09 and (iii) earnings allocated to participating share awards and other items of $13MM and $1MM for Q2’10 and Q2’09, respectively.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

•
Consolidated Total Revenues Net of Interest Expense:  Consolidated total revenues net of interest expense increased 13% versus last year reflecting increases of 27% in USCS, 9% in GCS, and 17% in Global Network & Merchant Services (“GNMS”), while ICS revenues net of interest expense were flat.  The increase in total revenues net of interest expense was driven by the new GAAP effective January 1, 2010 which caused the reporting of write-offs related to securitized loans to move from securitization income, net in Q2’09 to provisions for cardmember loan losses in Q2’10.  In addition, total revenues net of interest expense reflects higher discount revenues, higher other commissions and fees and higher travel commissions and fees, offset by lower net interest income on the combined securitized and non-securitized loan portfolio, reduced other revenues, and lower net card fees. On an F/X adjusted basis, consolidated total revenues net of interest expense increased 12%*.

•
Consolidated Provisions for Losses:  Consolidated provisions for losses decreased 59% versus last year, reflecting decreases of 56% in USCS, 70% in ICS, 47% in GCS and 64% in GNMS.  Provisions for losses declined despite the new GAAP effective January 1, 2010 which causes write-offs related to securitized loans to be reported in the provisions for losses line in Q2’10 as opposed to securitization income, net in Q2’09.  The provision decrease reflects the benefit of improving year-over-year credit metrics in both the cardmember loan and charge card portfolios.  On an F/X adjusted basis, consolidated provisions for losses also decreased 59%*.

•
Consolidated Expenses:  Consolidated expenses increased 13%, reflecting increases of 18% in USCS, 10% in ICS, and 24% in GNMS, partially offset by a decrease of 4% in GCS.  The total expense increase reflected increased marketing and promotion expenses, increased cardmember rewards expenses and higher professional services expenses partially offset by lower salaries and employee benefits, lower other, net expenses, lower occupancy and equipment expense, lower cardmember services expense and lower communications expenses.  On an F/X adjusted basis, consolidated expenses increased 12%*.

•	Pretax Margin: Was 23.3% of total revenues net of interest expense in Q2’10 compared with 6.9% in Q2’09.

•
Effective Tax Rate:  Was 36% in Q2’10 versus 18% in Q2’09.  The tax rates in both quarters reflect the level of pretax income in relation to recurring permanent tax benefits.  The tax rate in Q2’10 also includes the impact of a $44MM valuation allowance related to deferred tax assets associated with certain of the Company’s non-U.S. travel operations and an increase of 2010’s estimated annual effective tax rate during the quarter.

*
As reported in this Earnings Supplement, F/X adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended June 30, 2010 apply to the period(s) against which such results are being compared).  Management believes that the presentation of information on an F/X adjusted basis is helpful to investors by making it easier to compare the Company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

•
Discount Revenue:   Increased 13% on a 16% increase in billed business.  The lesser revenue versus billed business growth reflects the relatively faster growth in billed business related to GNS, where discount revenue is shared with card issuing partners, as well as a co-brand partnership investment.

-
The average discount rate* was 2.56% in Q2’10 versus 2.55% in both Q1’10 and Q2’09.  As indicated in prior quarters, selective repricing initiatives, changes in the mix of business and volume-related pricing discounts will likely result in some erosion of the average discount rate over time.

	Quarters Ended June 30,		Percentage Inc/(Dec)
	2010	2009
Card billed business* (billions):
United States	$119.7	$104.8	14%
Outside the United States	55.6	46.6	19
Total	$175.3	$151.4	16
Total cards-in-force (millions):
United States	49.0	49.8	(2)
Outside the United States	39.9	38.7	3
Total	88.9	88.5	-
Basic cards-in-force (millions):
United States	38.1	38.7	(2)
Outside the United States	35.2	33.9	4
Total	73.3	72.6	1
Average basic cardmember spending**
United States	$3,481	$2,861	22
Outside the United States	$2,809	$2,334	20
Total	$3,288	$2,712	21

*
For additional information about discount rate calculations and billed business, please refer to the Second Quarter 2010 Earnings Release, American Express Company Selected Statistical Information pages.

**	Proprietary card activity only.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

-
Worldwide Billed Business:  The 16% increase in worldwide billed business reflected growth of 12% in USCS and ICS, 21% in GCS and 27% in GNS.  The table below summarizes selected billed business related statistics for Q2’10:

	Percentage Increase/(Decrease)	Percentage Increase/(Decrease) Assuming No Changes in Foreign Exchange Rates
Worldwide*
Total billed business	16%	15%
Proprietary billed business	14	14
GNS	27	23
Average spending per proprietary basic card	21	20
Basic cards-in-force	1
U.S.*
Billed business	14
Average spending per proprietary basic card	22
Basic cards-in-force	(2)
Proprietary consumer card billed business**	13
Proprietary small business billed business**	12
Proprietary Corporate Services billed business***	21
Outside the U.S.*
Billed business	19	16
Average spending per proprietary basic card	20	17
Basic cards-in-force	4
Proprietary consumer and small business billed business†	12	9
Proprietary Corporate Services billed business***	22	22

--	U.S. non-T&E-related volume categories, which represented approximately 71% of total U.S. billed business, increased 14% and T&E volumes increased 16%.
--
U.S. airline-related volume, which represented approximately 9% of total U.S. volumes during the quarter, increased 27% due to a 13% increase in airline transactions and a 13% increase in the average airline charge.

--
Worldwide airline volumes, which represented approximately 11% of total volumes during the quarter, increased 25% due to a 14% increase in airline transactions and 10% increase in the average airline charge.

--	Assuming no changes in foreign exchange rates: total billed business outside the U.S. grew 23% in Asia Pacific, 20% in Latin America, 11% in Europe and 8% in Canada.

-	Total cards-in-force: Increased slightly worldwide as a 7% increase in GNS was partially offset by decreases of 1% in USCS and 3% in ICS and GCS.
--	During the quarter, total cards-in-force increased by 200K in the U.S., and by 700K outside the U.S.

•	Net Card Fees: Decreased 2% as the year-over-year decline in total proprietary cards-in-force was partially offset by a higher average fee per card.

•	Travel Commissions and Fees: Increased 7%, primarily reflecting a 25% increase in worldwide travel sales, partially offset by a lower sales revenue rate.

•
Other Commissions and Fees:  Increased 13%, driven primarily by the new GAAP effective January 1, 2010 where fees related to securitized receivables are now recognized as other commissions and fees starting in Q1’10.  These fees were previously reported in securitization income, net.  The increase also reflects greater foreign currency conversion revenues related to higher spending, partially offset by lower delinquency fees in the non-securitized cardmember loan portfolio.

*	Captions not designated as “proprietary” or “GNS” include both proprietary and GNS data.
**	Included in USCS.
***	Included in GCS.
†	Included in ICS.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

•
Securitization Income, Net: In accordance with the new GAAP effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.  The components of securitization income, net now appear on the relevant natural income statement lines.  For the period ended Q2’09 securitization income, net represented the non-credit provision components of the gains/(losses) from securitization activities within USCS, excess spread, net* related to securitized loans and servicing income, net of related discounts or fees.

-	Components of Securitization Income, Net: (millions)
Quarter Ended June 30, 2009
Excess spread, net*	$(139)
Servicing fees	140
Loss on securitizations**	(3)
Total securitization income, net	$(2)

•	Other Revenues: Decreased 28%, primarily reflecting the gain in Q2’09 resulting from the sale of 50% of the Company’s equity holdings in ICBC, partially offset by higher GNS partner-related revenue.

•	Total Interest Income: Increased 40%.

-
Interest and Fees on Loans:  Increased 53%, driven by an increase in the average loan balance resulting from the consolidation of securitized receivables in accordance with the new GAAP effective January 1, 2010.  Interest income related to securitized receivables is reported in securitization income, net in prior periods, but is now reported in interest and fees on loans.  The increase related to this consolidation was partially offset by lower average non-securitized cardmember loans, as well as by a lower yield on cardmember loans, reflecting higher payment rates and lower revolving levels, and the implementation of elements of the CARD Act, which were partially offset by the benefit of certain repricing initiatives effective during 2009 and Q1’10.

-
Interest and Dividends on Investment Securities:  Decreased 36%, primarily reflecting the elimination of interest on retained securities driven by the new GAAP effective January 1, 2010 and decreased short-term investment levels.

-	Deposits with Banks and Other: Was $16MM versus $11MM in Q2‘09, primarily due to higher average deposit balances versus the prior year, partially offset by lower interest rates.

•	Total Interest Expense: Increased 12%.

-	Deposits: Increased 30% versus last year, as a significant increase in balances was partially offset by a lower cost of funds.

-	Short-term Borrowings: Decreased significantly to $1MM, reflecting lower short-term debt levels due to the strategic shift to deposit funding.

-
Long-term Debt and Other:  Increased 9%, reflecting the consolidation of long-term debt associated with securitized loans previously held off balance sheet in accordance with the new GAAP effective January 1, 2010.  Interest expense related to this debt is reported in securitization income, net in prior periods, but is now reported in long-term debt and other interest expense.  Excluding this impact, lower average debt outstanding unrelated to securitized loans was offset by a higher cost of funds.

*
Excess spread, net is the net cash flow from interest and fee collections allocated to the investors’ interests after deducting the interest paid on investor certificates, credit losses, contractual servicing fees, other expenses and changes in the fair value of the interest-only strip (“I/O Strip”).

**	Excludes $82MM and ($48MM) of impact from cardmember loan sales and maturities which is reflected in provisions for cardmember loan losses.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

•	Charge Card Provision for Losses: Decreased 59%, driven by improving credit performance.

-	Worldwide Charge Card:

--
The write-off rates declined versus last year and last quarter.  Delinquency rates improved versus last year and last quarter in USCS, while the ICS/GCS rate improved versus last year and increased slightly versus last quarter which reflected the benefit from the ICS and GCS write-off period revision discussed below.

	6/10	3/10	6/09
USCS Net write-off rate	1.6%	1.7%	5.2%
ICS/GCS Net loss ratio (as a % of charge volume)*†	0.10%	0.38%	0.27%

USCS 30 days past due as a % of total	1.5%	1.9%	2.6%
ICS/GCS 90 days past billings as a % of total*	1.0%	0.9%	2.3%

Worldwide Receivables (billions)	$34.6	$33.7	$31.4
Reserves (millions)	$440	$498	$714
% of receivables	1.3%	1.5%	2.3%

*
Effective January 1, 2010, the Company revised the time period in which past due cardmember receivables in ICS and GCS are written off when they are 180 days past due or earlier, consistent with applicable bank regulatory guidance and the write-off methodology adopted for USCS in Q4’08. Previously, receivables were written off when they were 360 days past billing or earlier. Therefore, the net write-offs for Q1’10 include net write-offs of approximately $60MM for ICS and approximately $48MM for GCS resulting from this write-off methodology change, which increased the net loss ratio and decreased the 90 days past billing metrics for these segments, but did not have a substantial impact on provisions for losses. If these amounts had been excluded from net write-offs, the combined net loss ratio for ICS/GCS for Q1’10 would have been 0.13%.

†
Beginning with Q1’10, the Company has revised the net loss ratio to exclude net write-offs related to unauthorized transactions, consistent with the methodology for calculation of the net write-off rate for USCS.  The metrics for prior periods have not been restated for this change, as it was deemed immaterial.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

•
Cardmember Loan Provision for Losses:  Decreased 59%, primarily reflecting a lower USCS cardmember reserve level at June 30, 2010 versus March 31, 2010, due to improving credit performance, partially offset by an increase related to the inclusion of the Q2’10 expense for written-off securitized loans, which last year was reported in securitization income, net.  Please see the “Cardmember Loan Portfolio Presentations” discussion on page 17.

-	Worldwide Loans:*
--	The net write-off rate and past due rates decreased versus last year and last quarter. The write-off and past due rates in each period reflect the impact of various customer assistance programs.

	6/10	3/10	6/09
Net write-off rate	6.0%	7.0%	9.6%
30 days past due loans as a % of total	2.8%	3.3%	4.3%

Total Loans (billions)	$57.3	$57.6	$32.5
Reserves (millions)	$4,866	$5,314	$3,219
% of total loans	8.5%	9.2%	9.9%
% of 30 days past due accounts	307%	277%	230%

•	Other Provision for Losses: Decreased $28MM, primarily reflecting lower merchant-related reserves.

•	Marketing and Promotion Expenses: Increased 128%, reflecting the increased investment spending resulting from better credit and business trends in Q2’10.

•	Cardmember Rewards Expense: Increased 16%, primarily due to greater rewards-related spending volumes and higher co-brand expense.

•	Cardmember Services Expenses: Decreased 7%, primarily reflecting a reclassification of certain rewards costs to the cardmember rewards expense line in Q2’10.

•
Salaries and Employee Benefits Expense: Decreased 4%, due to $154MM of net severance costs associated with the Company’s reengineering efforts in Q2’09.  Excluding those charges, salaries and benefits increased 8% as merit increases and higher incentive compensation expense was partially offset by lower employee levels and related expenses due to the benefits of the Company’s reengineering initiatives.

•	Professional Services Expense: Increased 6%, reflecting higher technology-related expenses.

•	Occupancy and Equipment Expense: Decreased 3%, primarily reflecting restructuring costs in Q2’09 partially offset by higher software expenses.

•	Communications Expense: Decreased 8%, driven by lower postage and telephone-related expenses.

•	Other, Net Expense: Decreased 44%, primarily reflecting a $37MM favorable accounting impact related to hedging the Company’s fixed rate debt in Q2’10 versus a $61MM unfavorable impact in Q2’09.

*
All loan statistics are presented here on a GAAP basis.  “Managed” basis credit quality statistics for Q1’10 and Q2’10 are the same as GAAP basis.  For prior periods, “Managed” basis credit quality statistics are available in the Second Quarter 2010 Earnings Release, American Express Company Consolidated Selected Statistical Information pages.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
CONSOLIDATED

Supplemental Information – Tangible Common Equity and Total Adjusted Assets

During the third quarter of 2006, the Company issued $750MM of 6.80% Subordinated Debentures due 2036 (“Subordinated Debentures”), which are automatically extendable until 2066 unless certain events occur prior to that date. In connection with the Subordinated Debentures, the Company has undertaken to disclose on a quarterly basis the amount of its “tangible common equity” and “total adjusted assets”, as defined in the Subordinated Debentures.  The Company’s consolidated “tangible common equity” amount as of the end of any fiscal quarter means the total shareholders’ equity, excluding preferred stock, of the Company as reflected on its consolidated balance sheet prepared in accordance with GAAP as of such fiscal quarter end minus (i) intangible assets and goodwill and (ii) deferred acquisition costs, as determined in accordance with GAAP and reflected in such consolidated balance sheet.  The Company’s “total adjusted assets” as of the end of any fiscal quarter is calculated as the sum of (i) total consolidated assets as reflected on the Company’s balance sheet minus (ii) non-securitized Cardmember loan receivables (without deduction for reserves), which are set forth on the Company’s balance sheet, plus (iii) managed (i.e., securitized and non-securitized) worldwide Cardmember loan receivables as reported by the Company for such fiscal quarter.  Upon the adoption of new GAAP effective  January 1, 2010, the Company’s “total consolidated assets” as reflected on the Company’s balance sheet now are the same amount as would be calculated as “total adjusted assets” as defined in the Subordinated Debentures before the change in GAAP.  As of June 30, 2010, the Company’s “tangible common equity” was $11B and its “total adjusted assets” as defined in the Subordinated Debentures, were $144B.  As of June 30, 2010, the consolidated assets as reflected on the Company’s balance sheet were also $144B.

CORPORATE & OTHER SEGMENT

•	Net expense was $51MM in Q2’10 compared with a net expense of $53MM in Q1’10 and net income of $111MM in Q2‘09.

-	Q2’10 included:
--	$93MM and $43MM of after-tax income related to the MasterCard and Visa litigation settlements, respectively;
--	$2MM of after-tax benefit related to the Company’s reengineering efforts; and
--	Higher incentive compensation and benefits expense versus last year.

-	Q1’10 included:
--	$93MM and $43MM of after-tax income related to the MasterCard and Visa litigation settlements, respectively;
--	$9MM of net after-tax cost related to certain property exits; and
--	$1MM of after tax benefit related to the Company’s reengineering efforts.

-	Q2’09 included:
--	$135MM of after-tax income related to the ICBC sale;
--	$93MM and $43MM of after-tax income related to the MasterCard and Visa litigation settlements, respectively; and
--	$35MM of after-tax expense related to the Company’s ongoing reengineering initiatives.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
U.S. CARD SERVICES

Condensed Statements of Income
(GAAP Basis)

(Preliminary)	Quarters Ended June 30,		Percentage Inc/(Dec)
(millions)	2010	2009

Revenues
Discount revenue, net card fees and other	$2,534	$2,271	12%
Securitization income, net*	NA	(2)	-
Interest income	1,315	758	73
Interest expense	204	146	40
Net interest income	1,111	612	82
Total revenues net of interest expense	3,645	2,881	27
Provisions for losses	519	1,190	(56)
Total revenues net of interest expense after provisions for losses	3,126	1,691	85
Expenses
Marketing, promotion, rewards and cardmember services	1,386	1,021	36
Salaries and employee benefits and other operating expenses	912	926	(2)
Total	2,298	1,947	18
Pretax segment income (loss)	828	(256)	#
Income tax provision (benefit)	306	(103)	#
Segment income (loss)	$522	$(153)	#
# Denotes a variance of more than 100%.

Statistical Information	Quarters Ended June 30,		Percentage Inc/(Dec)
	2010	2009
Card billed business (billions)	$94.6	$84.1	12%
Total cards-in-force (millions)	39.6	40.2	(1)
Basic cards-in-force (millions)	29.5	29.8	(1)
Average basic cardmember spending**	$3,212	$2,667	20
Segment capital (millions)***	$5,997	$5,501	9
Return on average segment capital***	26.9%	4.9%
Return on average tangible segment capital***	29.2%	5.2%

-	Billed Business: The 12% increase in billed business reflects the 20% increase in average spending per proprietary basic cards-in-force, partially offset by a 1% decrease in basic cards-in-force.
--	U.S. consumer billed business increased 13%; small business volumes increased by 12%.

-
Total cards-in-force:  Decreased by 0.6MM, or 1%, versus last year, reflecting relatively low card acquisition investments last year, partially offset by recent investments in new charge and co-brand products.

P&L Discussion:

•	Segment Income: Increased to $522MM from a loss of $153MM in Q2’09, as total revenues net of interest expense increased 27%, provisions for losses decreased 56% and expenses increased by 18%.

-	Q2’10 and Q2’09 included a $1MM ($1MM after-tax) and an $18MM ($12MM after-tax) net expense respectively related to the Company’s reengineering initiatives.

-	Pretax Margin: Was 22.7% in Q2’10 compared with (8.9%) in Q2’09.

*	In accordance with the new GAAP effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.
**	Proprietary cards only.
***
Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements. Please refer to Appendix II of the Second Quarter 2010 Earnings Release for the components of ROSC and ROTSC.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
U.S. CARD SERVICES

-	Effective Tax Rate: Was 37% in Q2’10 compared with (40%) in Q2’09. The rate in Q2’09 reflects the impact of recurring tax benefits on a pre-tax loss.

•
Discount Revenue, Net Card Fees and Other:  Increased 12%, primarily due to billed business growth of 12%.  This line also reflects higher other commissions and fees, driven by the new GAAP effective January 1, 2010, which led to the inclusion of fees formerly recorded in securitization income, net, within discount revenue, net card fees and other, and higher travel revenues, partially offset by decreased net card fees.

•	Securitization Income, Net: Was not applicable in Q2’10 due to the new GAAP effective January 1, 2010, versus a $2MM loss in Q2’09.

•	Interest Income: Increased 73%, due to the Q1’10 consolidation of securitized cardmember loans, partially offset by lower average balances of non-securitized cardmember loans.

•
Interest Expense:  Increased 40%, reflecting higher expense related to the Q1’10 consolidation of off-balance sheet debt and a higher cost of funds, partially offset by a reduction in the average balances of non-securitized cardmember loans.

•
Provisions for Losses:  Decreased 56%, principally reflecting improving cardmember loan and charge card credit trends and a lower average balance of non-securitized loans, partially offset by the inclusion in Q2’10 of write-offs on the securitized cardmember loans.

-	Charge Card:
--	The net write-off and past due rates decreased versus last year and last quarter.

	6/10	3/10	6/09
Total Receivables (billions)	$17.3	$16.6	$15.9
Net write-off rate	1.6%	1.7%	5.2%
30 days past due as a % of total	1.5%	1.9%	2.6%

-	Cardmember Loans:*
--	The net write-off and past due rates decreased versus last year and last quarter. The write-off and past due rates during each period reflect the impact of various customer assistance programs.

	6/10	3/10	6/09
Total Loans (billions)	$49.0	$49.2	$23.6
Net write-off rate	6.2%	7.2%	10.3%
30 days past due loans as a % of total	2.7%	3.3%	4.4%

•	Marketing, Promotion, Rewards and Cardmember Services Expenses: Increased 36%, reflecting increased marketing and promotion expenses and higher rewards costs.

•
Salaries and Employee Benefits and Other Operating Expenses:  Decreased 2%, reflecting higher net charges during Q2’09 related to reengineering, an accounting benefit in Q2’10 versus a charge in Q2’09 related to hedging the Company’s fixed rate debt and higher FDIC assessments in Q2’09.

*	GAAP basis. See page 17 for Cardmember Loan Portfolio Presentations discussion.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
U.S. CARD SERVICES

Cardmember Loan Portfolio Presentations

For periods ended on or prior to December 31, 2009, the Company’s non-securitized cardmember loans and related debt performance information on a GAAP basis was referred to as the “owned” basis presentation. For such periods, the Company also provided such information on a non-GAAP “managed” basis. Unlike the GAAP basis presentation, the managed basis presentation in such periods  assumed there had been no off-balance sheet securitizations for the Company’s USCS segment (the Company does not currently securitize its international cardmember loans), resulting in the inclusion of all securitized and non-securitized cardmember loans and related debt in the Company’s performance information.

Under the GAAP basis presentation prior to a securitization for periods ended on or prior to December 31, 2009, revenues and expenses from cardmember loans and related debt were reflected in the Company’s income statements in other commissions and fees, net interest income and provisions for losses for cardmember loans. At the time of a securitization transaction, the securitized cardmember loans were removed from the Company’s balance sheet, and the resulting gain on sale was reflected in securitization income, net, as well as a reduction to provisions for losses (credit reserves were no longer recorded for the cardmember loans once sold). Over the life of a securitization transaction, the Company recognized the net cash flow from interest and fee collections on interests sold to investors (the investors’ interests) after deducting interest paid on the investors’ certificates, credit losses, contractual service fees, other expenses and changes in the fair value of the interest-only strip (referred to as “excess spread”). These amounts, in addition to servicing fees and the non-credit components of the gains/(losses) from securitization activities were reflected in securitization income, net. The Company also recognized interest income over the life of the securitization transaction related to the interest it retained (i.e., the seller’s interest). At the maturity of a securitization transaction, cardmember loans on the balance sheet increased, and the impact of the incremental required loss reserves was recorded in provisions for losses.

Under the managed basis presentation for periods ended on or prior to December 31, 2009, revenues and expenses related to securitized cardmember loans and related debt are reflected in other commissions and fees (included in discount revenue, net card fees and other), interest income, interest expense and provisions for losses. In addition, there is no securitization income, net as this presentation assumes no securitization transactions have occurred.

Historically, the Company included USCS information on a managed basis, as that was the manner in which the Company’s management viewed and managed the business. Management believed that a full picture of trends in the Company’s cardmember loans business could only be derived by evaluating the performance of both securitized and non-securitized cardmember loans, as the presentation of the entire cardmember loan portfolio was more representative of the economics of the aggregate cardmember relationships and ongoing business performance and related trends over time. The managed basis presentation also provided investors a more comprehensive assessment of the information necessary for the Company and investors to evaluate the Company’s market share.

The adoption of new GAAP on January 1, 2010 resulted in accounting for both the Company’s securitized and non-securitized cardmember loans in the consolidated financial statements.  As a result, the Company’s 2010 GAAP presentations and managed basis presentations prior to 2010 are generally comparable.

For additional information on the differences between the Company’s historical GAAP and managed basis presentations, see the Company’s 2009 Financial Review included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2009.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
U.S. CARD SERVICES

The following table sets forth portfolio financial information for Q2’10 and Q2’09.  The Q2’10 financial information was determined in accordance with the new GAAP  effective January 1, 2010.  The Q2’09 information includes the GAAP (owned) basis presentation, together with the adjustments for securitization activity to arrive at the “managed” (non-GAAP)  basis presentation.  For additional information, please see the Cardmember Loan Portfolio Presentations discussion on page 17.

(millions)	Quarters Ended June 30,			Percentage Inc/(Dec)
	2010	2009
Discount revenue, net card fees and other:
Reported for the period (GAAP)	$2,534	$2,271		12%
Securitization adjustments	NA	79		-
Managed discount revenue, net card fees and other	$2,534	$2,350		8

Interest income:
Reported for the period (GAAP)	$1,315	$758		73%
Securitization adjustments	NA	771		-
Managed interest income	$1,315	$1,529		(14)

Securitization income, net*:
Reported for the period (GAAP)	NA	$(2)		-
Securitization adjustments	NA	2		-
Managed securitization income, net	NA	$-		-

Interest expense:
Reported for the period (GAAP)	$204	$146		40%
Securitization adjustments	NA	48		-
Managed interest expense	$204	$194		5

Provisions for losses:
Reported for the period (GAAP)	$519	$1,190		(56)%
Securitization adjustments	NA	836	**	-
Managed provisions for losses	$519	$2,026	**	(74)

Managed P&L Discussion:

•
Discount Revenue, Net Card Fees and Other:  Increased 8%, reflecting higher billed business volumes and increased travel revenues, partially offset by lower commissions and fees and decreased net card fees.

•
Interest Income: Decreased 14%, due to a decline of 11% in the average loan balance and a lower portfolio yield. The lower yield was driven by higher payment rates and lower revolving levels and the CARD Act, partially offset by repricing initiatives.

•	Interest Expense: Increased 5%, due to a higher cost of funds, partially offset by reduced funding requirements due to a lower average cardmember loan balance.

*	In accordance with the new GAAP effective January 1, 2010, the Company no longer reports securitization income, net in its income statement.
**
Includes provisions for losses for off-balance sheet cardmember loans based on the same methodology as applied to on-balance sheet cardmember loans, except that any quarterly adjustment to reserve levels for on-balance sheet loans to address external environmental factors was not applied to adjust the provision expense for the securitized portfolio.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
U.S. CARD SERVICES

•	Provisions for Losses: Decreased 74%, principally due to improving cardmember loan and charge card credit performance and a lower average loan balance.

-	Cardmember Loans:
--	The net write-off and past due rates decreased versus last year and last quarter. The write-off and past due rates during each period reflect the impact of various customer assistance programs.

	6/10	3/10	6/09
Total Loans (billions)	$49.0	$49.2	$54.0
Net write-off rate	6.2%	7.2%	10.0%
30 days past due loans as a % of total	2.7%	3.3%	4.4%

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
INTERNATIONAL CARD SERVICES

Condensed Statements of Income
(GAAP Basis)

(Preliminary)	Quarters Ended June 30,		Percentage Inc/(Dec)
(millions)	2010	2009

Revenues
Discount revenue, net card fees and other	$865	$838	3%
Interest income	342	376	(9)
Interest expense	99	101	(2)
Net interest income	243	275	(12)
Total revenues net of interest expense	1,108	1,113	-
Provisions for losses	90	302	(70)
Total revenues net of interest expense after provisions for losses	1,018	811	26
Expenses
Marketing, promotion, rewards and cardmember services	376	287	31
Salaries and employee benefits and other operating expenses	441	453	(3)
Total	817	740	10
Pretax segment income	201	71	#
Income tax provision (benefit)	41	(7)	#
Segment income	$160	$78	#
# Denotes a variance of more than 100%.

Statistical Information	Quarters Ended June 30,		Percentage Inc/(Dec)
	2010	2009
Card billed business (billions)	$25.5	$22.7	12%
Total cards-in-force (millions)	15.0	15.5	(3)
Basic cards-in-force (millions)	10.4	10.8	(4)
Average basic cardmember spending*	$2,449	$2,083	18
Segment capital (millions)**	$2,022	$2,215	(9)
Return on average segment capital**	23.6%	9.8%
Return on average tangible segment capital**	31.8%	13.0%

-	Billed Business: The 12% increase in billed business reflects an 18% increase in average spending per proprietary basic cards-in-force partially offset by a 4% decrease in basic cards-in-force.
--
Adjusting for the impacts of foreign exchange translation, billed business and average spending per proprietary basic cards-in-force increased 9% and 14%, respectively.  Volume comparisons within the major geographic regions included a 15% increase in Latin America, a 10% increase in Asia Pacific, and growth of 7% in both Canada and Europe.

-
Total cards-in-force:  Decreased by 0.5MM, or 3%, versus last year, reflecting the effects of certain credit-related actions in 2009, including the cancellation of a total of approximately 150K inactive cards during Q3’09 and relatively low card acquisition investments last year.

P&L Discussion

•	Segment Income: Increased more than 100% to $160MM, as total revenues net of interest expense were flat, provisions for losses decreased 70% and expenses increased by 10%.

-	Q2’10 and Q2’09 included a $1MM ($1MM after-tax) net benefit and a $15MM ($10MM after-tax) net expense respectively related to the Company’s reengineering initiatives.

-	Pretax Margin: Was 18.1% in Q2’10 compared with 6.4% in Q2’09.

*	Proprietary cards only.
**
Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements. Please refer to Appendix II of the Second Quarter 2010 Earnings Release for the components of ROSC and ROTSC.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
INTERNATIONAL CARD SERVICES

-
Effective Tax Rate:  The tax rate was 20% in Q2’10 compared with (10%) in Q2’09.  The tax rates in both periods reflect the impact of recurring tax benefits on varying levels of pretax income. As indicated in previous quarters, this segment reflects the favorable impact of the consolidated tax benefit related to its ongoing funding activities outside the U.S., which is allocated to ICS under the Company’s internal tax allocation process.  The availability of this benefit in future years is largely dependent on a provision of the U.S. Internal Revenue Code that Congress has not yet acted to extend.

•
Discount Revenue, Net Card Fees and Other:  Increased 3%, driven primarily by the higher level of card spending, higher other commissions and fees, increased net card fees and slightly greater travel commissions and fees, partially offset by lower other revenues.

•	Interest Income: Decreased 9%, as a lower yield on cardmember loans and a lower average loan balance was partially offset by higher lending card fees.

•	Interest Expense: Decreased 2% on a lower average loan balance, partially offset by a higher average receivable balance.

•	Provisions for Losses: Decreased 70%, primarily reflecting improving cardmember loan and charge card credit trends.

-	Charge Card:
--	The loss ratio and past billing rate decreased versus last year and last quarter.

	6/10	3/10	6/09
Total Receivables (billions)	$5.6	$5.5	$5.4
Net loss ratio (as a % of charge volume)* †	0.15%	0.53%	0.36%
90 days past billing as a % of total*	1.0%	1.1%	3.0%

-	Cardmember Loans:
--	The net write-off and past due rates decreased versus last year and last quarter.

	6/10	3/10	6/09
Cardmember Loans (billions)	$8.3	$8.4	$8.9
Net write-off rate	4.9%	5.5%	7.5%
30 days past due loans as a % of total	3.0%	3.3%	4.0%

•	Marketing, Promotion, Rewards and Cardmember Services Expenses: Increased 31%, reflecting higher marketing and promotion expenses and greater rewards costs.

•	Salaries and Employee Benefits and Other Operating Expenses: Decreased 3%, reflecting lower salaries and employee benefits, partially offset by higher professional services expenses.

*
Effective January 1, 2010, the Company revised the time period in which past due cardmember receivables in ICS are written off when they are 180 days past due or earlier, consistent with applicable bank regulatory guidance and the write-off methodology adopted for USCS in Q4‘08. Previously, receivables were written off when they were 360 days past billing or earlier. Therefore, net write-offs for Q1’10 include net write-offs of approximately $60MM for ICS resulting from this write-off methodology change, which increased the net loss ratio and decreased the 90 days past billing metric for this segment, but did not have a substantial impact on provisions for losses.  If this amount had been excluded from net write-offs, the ICS net loss ratio for Q1’10 would have been 0.17%.

†
Beginning with Q1‘10, the Company has revised the net loss ratio to exclude net write-offs related to unauthorized transactions, consistent with the  methodology for calculation of the net write-off rate for USCS. The metrics for prior periods have not been restated for this change, as it was deemed immaterial.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
GLOBAL COMMERCIAL SERVICES
Condensed Statements of Income
(GAAP Basis)

(Preliminary)	Quarters Ended June 30,		Percentage Inc/(Dec)
(millions)	2010	2009

Revenues
Discount revenue, net card fees and other	$1,138	$1,039	10%
Interest income	2	2	-
Interest expense	56	43	30
Net interest expense	(54)	(41)	32
Total revenues net of interest expense	1,084	998	9
Provisions for losses	28	53	(47)
Total revenues net of interest expense after provisions for losses	1,056	945	12
Expenses
Marketing, promotion, rewards and cardmember services	107	74	45
Salaries and employee benefits and other operating expenses	709	777	(9)
Total	816	851	(4)
Pretax segment income	240	94	#
Income tax provision	123	27	#
Segment income	$117	$67	75
# Denotes variance of more than 100%.

Statistical Information	Quarters Ended June 30,		Percentage Inc/(Dec)
	2010	2009
Card billed business (billions)	$32.9	$27.2	21%
Total cards-in-force (millions)	7.0	7.2	(3)
Basic cards-in-force (millions)	7.0	7.2	(3)
Average basic cardmember spending*	$4,712	$3,746	26
Segment capital (millions)**	$3,509	$3,553	(1)
Return on average segment capital**	11.5%	7.0%
Return on average tangible segment capital**	25.0%	15.1%

-	Billed Business: The 21% increase in billed business was driven by the 26% increase in average spending per proprietary basic cards-in-force partially offset by a 3% decrease in basic cards-in-force.
--
Adjusting for the impacts of foreign exchange translation: billed business and average spending per proprietary basic cards-in-force growth rates were unaffected.  Volume increases of 21% within the U.S. compared to an increase of 22% outside the U.S.

-	Total cards-in-force: Decreased by 0.2MM, or 3%, versus last year, driven by the impact of the global recession on corporate client employee and card levels.

P&L Discussion

•	Segment Income: Increased 75% to $117MM as total revenues net of interest expense increased 9%, provisions for losses decreased by 47% and expenses decreased by 4%.

-	Q2’09 included $79MM ($51MM after-tax) of net costs related to the Company’s reengineering initiatives.

*	Proprietary cards only.
**
Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements. Please refer to Appendix II of the Second Quarter 2010 Earnings Release for the components of ROSC and ROTSC.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
GLOBAL COMMERCIAL SERVICES

-	Pretax Margin: Was 22.1% in Q2’10 compared with 9.4% in Q2‘09.

•
Effective Tax Rate:  Was 51% in Q2’10 compared with 29% in Q2’09.  Q2’10 reflects the previously mentioned impact of a $44MM valuation allowance related to deferred tax assets associated with certain of the Company’s non-U.S. travel operations.

•
Discount Revenue, Net Card Fees and Other:  Increased 10%, on an increased level of card spending, greater travel commissions and fees and slightly higher net card fees, other commissions and fees and other revenues.

•	Interest Income: Was unchanged.

•	Interest Expense: Increased 30%, primarily driven by increased funding requirements due to a higher average receivable balance and a higher cost of funds, primarily in the U.S.

•	Provisions for Losses: Decreased 47%, driven by improved credit performance within the underlying portfolio.

-	Charge Card:
--
The loss ratio decreased versus both last year and last quarter.  The past billing rate decreased from last year and increased from last quarter which reflected the benefit from the write-off period revision discussed below.

	6/10	3/10	6/09
Total Receivables (billions)	$11.5	$11.4	$9.9
Net loss ratio (as a % of charge volume)* †	0.06%	0.28%	0.22%
90 days past billing as a % of total*	1.0%	0.8%	1.9%

•	Marketing, Promotion, Rewards and Cardmember Services Expenses: Increased 45%, primarily reflecting higher rewards costs and greater marketing and promotion expenses.

•
Salaries and Employee Benefits and Other Operating Expenses: Decreased 9%, reflecting the Q2’09 $79MM net reengineering charge and a portion of the previously mentioned year-over-year accounting benefit related to hedging the Company’s fixed rate debt.

*
Effective January 1, 2010, the Company revised the time period in which past due cardmember receivables in GCS are written off when they are 180 days past due or earlier, consistent with applicable bank regulatory guidance and the write-off methodology adopted for USCS in Q4‘08. Previously, receivables were written off when they were 360 days past billing or earlier. Therefore, the net write-offs for Q1’10 include net write-offs of approximately $48MM for GCS resulting from this write-off methodology change, which increased the net loss ratio and decreased the 90 days past billing metric for this segment, but did not have a substantial impact on provisions for losses. If this amount had been excluded from net write-offs, the GCS net loss ratio for Q1’10 would have been 0.11%.

†
Beginning with Q1‘10, the Company has revised the net loss ratio to exclude write-offs related to unauthorized transactions, consistent with the methodology for calculation of the net write-off rate for USCS. The metrics for prior periods have not been restated for this change, as it was deemed immaterial.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
GLOBAL NETWORK & MERCHANT SERVICES

Condensed Statements of Income
(GAAP Basis)

(Preliminary)	Quarters Ended June 30,		Percentage Inc/(Dec)
(millions)	2010	2009

Revenues
Discount revenue, fees and other	$1,021	$872	17%
Interest income	1	-	-
Interest expense	(46)	(44)	5
Net interest income	47	44	7
Total revenues net of interest expense	1,068	916	17
Provisions for losses	12	33	(64)
Total revenues net of interest expense after provisions for losses	1,056	883	20
Expenses
Marketing and promotion	209	94	#
Salaries and employee benefits and other operating expenses	430	423	2
Total	639	517	24
Pretax segment income	417	366	14
Income tax provision	148	127	17
Segment income	$269	$239	13
# Denotes a variance of more than 100%.

Statistical Information	Quarters Ended June 30,		Percentage Inc/(Dec)
	2010	2009
Global card billed business* (billions)	$175.3	$151.4	16%
Segment capital (millions)**	$1,762	$1,488	18
Return on average segment capital**	65.2%	76.7%
Return on average tangible segment capital**	66.8%	78.8%

Global Network Services:
Card billed business (billions)	$21.6	$17.0	27
Total cards-in-force (millions)	27.3	25.6	7

P&L Discussion

•
Segment Income: Increased 13% to $269MM, as total revenues net of interest expense increased 17%, provisions for losses decreased 64% and expenses rose 24%, on substantially higher marketing and promotion spending.

-	Q2’10 and Q2’09 included $1MM ($1MM after-tax) of net benefit and $16MM ($10MM after-tax) of net cost, respectively, related to the Company’s reengineering initiatives.

-	Pretax Margin: Was 39.0% in Q2’10 compared with 40.0% in Q2’09.

-	Effective Tax Rate: Was 35% in both Q2’10 and Q2’09.

•
Discount Revenue, Fees and Other Revenue:  Increased 17%, reflecting an increase in merchant-related revenues, driven by the 16% increase in global card billed business, as well as higher volume driven GNS-related revenues.

•	Interest Income: Increased by $1MM.

*	Includes activities related to proprietary cards (including cash advances), cards issued under network partnership agreements, and certain insurance fees charged on proprietary cards.
**
Segment capital represents capital allocated to a segment based upon specific business operational needs, risk measures, and regulatory capital requirements. Please refer to Appendix II of the Second Quarter 2010 Earnings Release for the components of ROSC and ROTSC.

AMERICAN EXPRESS COMPANY
SECOND QUARTER 2010 OVERVIEW
GLOBAL NETWORK & MERCHANT SERVICES

•
Interest Expense:  The expense credit increased 5% due to a higher funding-driven interest credit related to internal transfer pricing which recognizes the merchant services’ accounts payable-related funding benefit.

•	Provisions for Losses: Decreased by $21MM, or 64% primarily due to lower merchant related debit balances.

•	Marketing and Promotion Expenses: Increased by more than 100%, reflecting higher brand, network and merchant-related marketing investments.

•
Salaries and Employee Benefits and Other Operating Expenses:  Increased 2%, reflecting higher professional services and technology-related expenses, offset by lower salaries and employee benefits expense.

INFORMATION RELATED TO FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the Company’s expected business and financial performance, among other matters, contain words such as “believe”, “expect”, “anticipate”, “optimistic”, “intend”, “plan”, “aim”, “will”, “may”, “should”, “could”, “would”, “likely”, and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:  the Company’s ability to exceed for 2010 its on-average, over-time earnings per share growth target of 12 percent to 15 percent per annum, which will depend on, among other things, the factors described below, including the level of consumer and business spending, credit trends, expense management, currency and interest rate fluctuations and general economic conditions, such as unemployment and GDP growth; the Company’s ability to manage credit risk related to consumer debt, business loans, merchants and other credit trends, which will depend in part on (i) the economic environment, including, among other things, the housing market, the rates of bankruptcies and unemployment, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the Company’s card products, (ii) the effectiveness of the Company’s credit models and (iii) the impact of recently enacted statutes and proposed legislative initiatives affecting the credit card business, including, without limitation, The Credit Card Accountability Responsibility and Disclosure Act of 2009 (the “CARD Act”); the impact of the Company’s efforts to deal with delinquent cardmembers in the current challenging economic environment, which may affect payment patterns of cardmembers and the perception of the Company’s services, products and brands; the Company’s near-term write-off rates, including those for the second quarter of 2010, which will depend in part on changes in the level of the Company’s loan balances, delinquency rates of cardmembers, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans; consumer and business spending on the Company’s credit and charge card products and Travelers Cheques and other prepaid products and growth in card lending balances, which depend in part on the economic environment, and the ability to issue new and enhanced card and prepaid products, services and rewards programs, and increase revenues from such products, attract new cardmembers, reduce cardmember attrition, capture a greater share of existing cardmembers’ spending, and sustain premium discount rates on its card products in light of regulatory and market pressures, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the Global Network Services business; the write-off and delinquency rates in the medium- to long-term of cardmembers added by the Company during the past few years, which could impact their profitability to the Company; the Company’s ability to effectively implement changes in the pricing of certain of its products and services; fluctuations in interest rates (including fluctuations in benchmarks, such as LIBOR and other benchmark rates that may give rise to basis risk, and credit spreads), which impact the Company’s borrowing costs, return on lending products and the value of the Company’s investments; the Company’s net interest yield on cardmember loans trending downward over time closer to historical levels, which will be impacted by the affects of the CARD Act and changes in consumer behavior that affect loan balances; the actual amount to be spent by the Company on marketing, promotion, rewards and cardmember services based on management’s assessment of competitive opportunities and other factors affecting its judgment and during 2010, the extent of provision benefit, if any, from lower than expected write-offs; the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes, including the ability to accurately estimate the provision for the cost of the Membership Rewards program; fluctuations in foreign currency exchange rates; the Company’s ability to grow its business and generate excess capital and earnings in a manner and at levels that will allow the Company to return a portion of capital to shareholders, which will depend on the Company’s ability to manage its capital needs, and the effect of business mix, acquisitions and rating agency and regulatory requirements, including those arising from the Company’s status as a bank holding company; the ability of the Company to meet its objectives with respect to the growth of its brokered retail CD program, brokerage sweep account program and the direct deposit initiative, which will depend in part on customer demand, the perception of the Company’s brand and regulatory capital requirements; the success of the Global Network Services business in partnering with banks in the United States, which will depend in part on the extent to which such business further enhances the Company’s brand, allows the Company to leverage its significant processing scale, expands merchant coverage of the network, provides Global Network Services’ bank partners in the United States with the benefits of greater cardmember loyalty and higher spend per customer  and benefits merchants through, among other things, greater transaction volume and additional higher spending customers; the ability of the Global Network Services business to meet the performance requirements called for by the Company’s settlements with MasterCard and Visa; trends in travel and entertainment spending and the overall level of consumer confidence; the uncertainties associated with business acquisitions, including, among others, the failure to realize anticipated business retention, growth and cost savings, as well as the ability to effectively integrate the acquired business into the Company’s existing operations; the success, timeliness and financial impact (including costs, cost savings, and other benefits, including increased revenues), and beneficial effect on the Company’s operating expense to revenue ratio, both in the short-term and over time, of reengineering initiatives being implemented or considered by the Company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the internet to save costs, and planned staff reductions relating to certain of such reengineering actions, including, the ability of the Company to generate an annualized level of greater than $500 million of gross expense savings by 2012 from reengineering actions in its Global Services unit; the Company’s ability to reinvest the benefits arising from such reengineering actions in its businesses; bankruptcies, restructurings, consolidations or similar events affecting the airline or any other industry representing a significant portion of the Company’s billed business, including any potential negative effect on particular card products and services and billed business generally that could result from the actual or perceived weakness of key business partners in such industries; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; a downturn in the Company’s businesses and/or negative changes in the Company’s and its subsidiaries’ credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; the ability of the Company to satisfy its liquidity needs and execute on its funding plans, which will depend on, among other things, the Company’s future business growth, its credit ratings, market capacity and demand for securities offered by the Company, performance by the Company’s counterparties under its bank credit facilities and other lending facilities, regulatory changes, including changes to the policies, rules and regulations of the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of San Francisco, the Company’s ability to securitize and sell receivables and the performance of receivables previously sold in securitization transactions; accuracy of estimates for the fair value of the assets in the Company’s investment portfolio and, in particular, those investments that are not readily marketable; the ability of the Company’s charge card and lending trusts to maintain excess spreads at levels sufficient to avoid material set-asides or early amortization of the Company’s charge card and lending securitizations, which will depend on various factors such as income derived from the relevant portfolios and their respective credit performances; the increase in excess spread resulting from the designation of discount option receivables with respect to the American Express Credit Account Master Trust, which will depend in part on the monthly principal payment rate posted to accounts in, and the credit performance of, the securitized lending portfolio; the Company’s ability to invest in technology advances across all areas of its business to stay on the leading edge of technologies applicable to the payments industry; the Company’s ability to attract and retain executive management and other key employees; the Company’s ability to protect its intellectual property rights (IP) and avoid infringing the IP of other parties; the potential negative effect on the Company’s businesses and infrastructure, including information technology, of terrorist attacks, natural disasters, intrusion into our infrastructure by “hackers” or other catastrophic events in the future; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the administration’s proposal to impose a Financial Crisis Responsibility Fee at the rate of approximately 15 basis points on certain liabilities of banks, bank holding companies and other financial institutions with consolidated assets of at least $50 billion; the potential failure of the U.S. Congress to extend the active financing exception to Subpart F of the Internal Revenue Code, which could increase the Company’s effective tax rate and have an adverse impact on net income; the potential impact of the CARD Act and regulations adopted by federal bank regulators relating to certain credit and charge card practices, including, among others, the imposition by card issuers of interest rate increases on outstanding balances and the allocation of payments in respect of outstanding balances with different interest rates, which could have an adverse impact on the Company’s net income; accounting changes, including the implementation of changes to the accounting for off-balance sheet activities or other potential regulatory interpretations in this area, which, effective January 1, 2010, required the Company to consolidate the assets and liabilities of the lending securitization trust, thereby requiring the Company to reestablish loss reserves, which has in turn resulted in a reduction to the Company’s regulatory capital ratios and has also resulted in a change with respect to the presentation of its financial statements beginning with the first quarter of 2010, and which also could result in lower credit ratings on securities issued by the Company’s off-balance sheet securitization trusts as a result of the uncertainty with respect to the ability of rating agencies to continue to rely on the FDIC’s safe harbor rule regarding the isolation of securitized assets in the event of a sponsoring bank’s receivership or conservatorship, which in turn could adversely impact the Company’s ability to utilize securitizations as a component of its funding strategy; outcomes and costs associated with litigation and compliance and regulatory matters; and competitive pressures in all of the Company’s major businesses.  A further description of these and other risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the Company’s other reports filed with the SEC.